EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

CAPITOL BANCORP REPORTS THIRD QUARTER 2010 OPERATING RESULTS

•	Ten Affiliate Bank Sales Completed
Thus Far in 2010; Twelve Divestitures Cumulatively
•	Bank Divestiture Activities Continue with
Five Transactions Pending
•	Six Regional Consolidations Completed
•	Total Assets of $4.2 Billion

LANSING, Mich. and PHOENIX, Ariz.: November 15, 2010: A $47.7 million pretax loss from continuing operations was incurred in the most recent quarter, compared to 2009’s comparable period amount of $56.4 million, continuing the recent trend of modestly-contracting losses compared to 2010’s first quarter (pretax loss of $61.7 million) and 2010’s second quarter (pretax loss of $55.0 million).  A net loss attributable to Capitol Bancorp was incurred for the third quarter of 2010 of approximately $40.8 million ($1.91 per share), compared to a net loss of $41.0 million ($1.98 per share) for the preceding quarter and a net loss of $82.7 million ($4.75 per share) for the third quarter of 2009.  The third quarter performance reflected a $66 million valuation allowance related to deferred tax assets.

Consolidated assets declined 20 percent year-over-year to $4.2 billion at September 30, 2010 from the $5.3 billion reported at September 30, 2009, as a result of bank divestitures and balance-sheet deleveraging strategies.  From these efforts, total portfolio loans approximated $3.3 billion at September 30, 2010, an approximate 13 percent decline over the past twelve months inclusive of the effect of recent bank divestitures.  Total deposits reflected an approximate 7 percent year-over-year decline to approximately $3.8 billion from nearly $4.1 billion reported at September 30, 2009.  The more modest comparable period contraction in deposits is a function of the Corporation’s continuing focus on core funding sources through its deleveraging emphasis and changes resulting from recent bank divestitures.  Reflective of this core funding focus is the continued modest expansion of noninterest-bearing deposits as a percentage of total deposits, to 17.1 percent at September 30, 2010, from 16.3 percent at June 30, 2010 and 15.1 percent at year-end 2009.

Capitol’s Chairman and CEO Joseph D. Reid said, “Our efforts are concentrated on challenges presented by the weakened economy in several markets in our multi-state network.  We continue to focus on building balance-sheet strength and improving corporate-wide liquidity through a strategy of regional consolidations and selective bank divestitures in an effort to improve operational efficiencies and provide risk management oversight.  We remain focused on accessing sources to strengthen our capital ratios, which have continued to deteriorate.”

“We are cautiously encouraged by both redeployment of capital resources via our divestiture efforts and preliminary signs of recent positive trends in asset quality.  Total nonperforming assets, although remaining elevated, and after six consecutive quarters reflecting a slowing trend in aggregate growth, declined a modest 3 percent during the three months ended September 30, 2010.  Net loan charge-offs, which also continue to be elevated, reflected another quarter of active management and resolution-oriented focus, while the year-to-date provision for loan losses continued to exceed charge-offs through the interim periods of 2010.  The allowance for loan losses approximated 4.58 percent of portfolio loans at September 30, 2010, a material increase from the 3.57 percent level at the beginning of 2010 and a significant increase during these difficult times from the approximate 3.01 percent level a year ago,” added Mr. Reid.

“Combining the aggregate quarter-end level of nonperforming assets with net charge-offs for each of the past seven quarters, the rate of increase continued its slowing trend and ultimately posted a modest decline in the most recent quarter: from a 34.1 percent increase in the first quarter of 2009, to a 13.1 percent increase in 2009’s second quarter, a 12.3 percent increase for the quarter ended September 30, 2009, a 8.7 percent increase for the final quarter of 2009, to a 2.9 percent increase in 2010’s first quarter, a 2.2 percent increase for the quarter ended June 30, 2010 and a modest 1.5 percent decrease for the three months ended September 30, 2010.  In addition, pretax, preprovision results, before costs associated with foreclosed properties and other real estate owned, were positive for the third consecutive quarter.  Costs associated with foreclosed properties and other real estate owned remained elevated, significantly impacting operating results.”

“Finally, our affiliate divestiture activities resulted in the sale of ten institutions to date in 2010, eliminating nearly $755 million of assets (three of these divestitures, encompassing approximately $240 million of assets, were consummated after September 30, 2010, and, consequently, their totals are reflected in the accompanying financial data).  There are five additional transactions pending encompassing an additional $445 million of assets as we aggressively seek to reallocate capital and further deleverage the balance sheet.  Beyond the approximate $1.2 billion of assets these efforts represent, there are ongoing discussions with our advisors on additional fronts in both the divestiture and capital-reallocation arenas as we recognize and address the deterioration that has occurred in capital.  We expect to communicate additional developments as they arise as all strategic alternatives and prospective sources of support are being actively explored.”

Affiliate Bank Divestitures and Regional Bank Consolidations
Capitol previously announced plans to sell its controlling interests in several affiliate banks.  In October, Capitol completed the sale of its interests in three Colorado-based affiliates: Fort Collins Commerce Bank, Larimer Bank of Commerce and Loveland Bank of Commerce.  These three transactions consisted of approximately $240 million of assets and resulted in the generation of about $15 million of proceeds for reinvestment in bank affiliates.  Capitol also announced agreements to sell its interests in 1st Commerce Bank in Nevada and Evansville

Commerce Bank in Indiana.  Those transactions, in addition to three other pending transactions involving affiliates in Arizona and Texas, reflect five divestitures awaiting regulatory approvals (and other contingencies) and represent an additional $445 million of assets and the opportunity to reallocate nearly $40 million of capital to other banks within the Capitol Bancorp network.  The five pending divestitures are anticipated to be completed later this year or early 2011.

Several regional charter consolidations occurred earlier in 2010 and in the fourth quarter of 2009 in Arizona, California, Georgia, Indiana, Michigan, Nevada and Washington, resulting in the elimination of 20 charters.  To date, the regional consolidation effort has resulted in the consolidation of 27 charters into seven geographically-concentrated banks.  Preliminary results at the merged institutions are actively monitored with the expectation of meeting targeted efficiency objectives, although implementation costs and restructuring expenses associated with these mergers may delay full recognition of projected cost savings and efficiencies.

Mr. Reid further stated, “These bank divestitures and regional consolidations address several key strategic initiatives of deleveraging our consolidated balance sheet and enabling the reallocation of equity capital to other affiliates still challenged by current economic conditions.”

Quarterly Performance
In the third quarter of 2010, consolidated net operating revenues from continuing operations increased modestly to approximately $38.2 million from $36.9 million for the corresponding period of 2009 as increases in fee income sources helped offset the revenue implications of a shrinking balance sheet.  Ongoing margin pressures consistent with a low interest-rate environment, and adversely impacted by elevated levels of nonperforming assets, resulted in a 2.2 percent decline in net interest income.  Capitol’s efforts to maximize core deposit funding sources, as referenced earlier, helped mitigate some of this margin pressure.  The net interest margin of 3.01 percent for the months ended September 30, 2010, while relatively static with last year’s comparable period at 3.00 percent, reflected a notable 13 basis point increase when compared to the 2.88 percent reported on a linked-quarter basis.  Cash and cash equivalents approximated $814 million, or 19 percent of the Corporation’s consolidated total assets at September 30, 2010 reflecting the Corporation’s continued focus on enterprise-wide liquidity.  Other noninterest income approximated $6.9 million, compared to approximately $4.9 million in the comparable 2009 period.

The Corporation continues to emphasize the reduction of operating expenses.  Noninterest expenses, although reflecting notable declines in “controllable” salary costs and core operating expenses, increased year-over-year to approximately $51.8 million in the quarter ended September 30, 2010.  Costs associated with foreclosed properties and other real estate owned (which approximated $14.6 million in the third quarter of 2010 versus $9.6 million in the corresponding 2009 period) increased significantly, while FDIC insurance premiums and other regulatory fees increased from approximately $3.5 million in 2009’s third quarter to $3.7 million in the most recent three-month period.  Combined, these two expense areas increased to approximately $18.4 million in the current quarter, a substantial increase from the combined approximate $13 million level during the corresponding period of 2009.

The third quarter 2010 provision for loan losses decreased to nearly $34.2 million from $44.6 million in the preceding quarter, compared to $44.5 million for the corresponding period of 2009.  During the third quarter of 2010, net loan charge-offs approximated $40.9 million, a significant increase from 2009’s corresponding level of nearly $29.0 million although generally consistent with the first two quarters ($41.8 million and $33.4 million, respectively) of 2010, as the Corporation continues to aggressively manage its nonperforming loans.

Adverse bank performance in the Arizona, Great Lakes and Nevada regions and the continued high level of the provision for loan losses were major reasons for the net loss in the 2010 period.

Nine-Month Performance
Net operating revenues were approximately $111.4 million for the nine months ended September 30, 2010, a 1.4 percent increase compared to $109.9 million for the year-ago period.  Core operating revenues, net of non-core gains on loan and securities sales coupled with a gain on debt extinguishment, declined approximately 18.6 percent due to the impact of sizable deleveraging of the balance sheet resulting from sales of bank subsidiaries and further driven by margin compression and general softness across all major revenue components.  The provision for loan losses of $126.9 million for the nine-month period of 2010 was a significant increase from the $109.4 million for the comparable 2009 period and exceeded net charge-offs.  The net loss per share for the nine months ended September 30, 2010 was $6.54, versus $6.93 reported for the corresponding period in 2009.

Balance Sheet
With total capital resources of $245.2 million at September 30, 2010, the total capital-to-asset ratio was 5.79 percent.  Divestiture efforts and ongoing balance sheet deleveraging are focused on strengthening consolidated capital ratios but, as of September 30, 2010, the consolidated leverage, Tier 1 and total risk-based regulatory capital ratios were 0.67 percent, 0.94 percent and 1.89 percent, respectively.  Consequently, the Corporation continues to be classified as “undercapitalized.”  As of September 30, 2010, Capitol has a $169.3 million valuation allowance related to deferred tax assets, which can only be utilized upon a return to significant core profitability.

Net loan charge-offs of 4.89 percent of average loans (annualized) for the third quarter of 2010 were a dramatic increase from the 2.77 percent in the corresponding period of 2009 as the Corporation continued to aggressively pursue problem asset resolution.  The ratio of nonperforming loans to total portfolio loans was 10.46 percent at September 30, 2010 compared to 9.93 percent reported at June 30, 2010 and 6.68 percent at September 30, 2009.  The ratio of total nonperforming assets to total assets increased to 10.59 percent at September 30, 2010 from 9.86 percent reported at June 30, 2010 and 7.50 percent at September 30, 2009.

The continuing increase in nonperforming assets ratio is attributable to borrower stress and delinquency, coupled with limited markets for the sale of real estate, especially in the states of Arizona, Michigan and Nevada, hindering the disposition of such assets.  While recent activity reflected some encouragement in the declining level of nonperforming loans in both the Arizona Region (a $7 million decline linked-quarter) and Nevada Region (a $13 million decline in nonperforming loans linked-quarter), both regions continue to reflect materially elevated levels of nonperforming assets.  However, the modest declines in nonperforming loans experienced in both Arizona and Nevada was partially offset by continued deterioration in the Great Lakes Region, particularly in Michigan.  The coverage ratio of the allowance for loan losses in relation to nonperforming loans approximated 44 percent at September 30, 2010, relatively consistent with levels reported in recent quarters, while the allowance for loan losses as a percentage of portfolio loans increased materially year-over-year, from 3.01 percent to 4.58 percent at

September 30, 2010, while provisions for loan losses continued to exceed the significant level of net charge-off activity during the interim periods of 2010.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a national community banking company, with a network of separately chartered banks with operations in 14 states.  Founded in 1988, the Corporation has executive offices in Lansing, Michigan, and Phoenix, Arizona.

CAPITOL BANCORP LIMITED
SUMMARY OF SELECTED FINANCIAL DATA
(in thousands, except share and per share data)

	Three Months Ended			Nine Months Ended
	September 30			September 30
	2010	2009		2010	2009

Condensed results of operations:
Interest income	$48,409	$56,320		$147,278	$172,766
Interest expense	17,125	24,341		54,579	77,957
Net interest income	31,284	31,979		92,699	94,809
Provision for loan losses	34,160	44,482		126,918	109,402
Noninterest income	6,898	4,874		18,658	15,055
Noninterest expense	51,757	48,757		149,149	137,212
Loss from continuing operations before income
tax benefit	(47,735)	(56,386)		(164,710)	(136,750)
Income (loss) from discontinued operations	2,272	(5,293)		9,074	(4,964)

Net loss attributable to Capitol Bancorp Limited	$(40,761)	$(82,689)		$(129,646)	$(119,667)

Net loss per common share attributable to Capitol
Bancorp Limited	$(1.91)	$(4.75)		$(6.54)	$(6.93)
Book value per common share at end of period	1.96	13.50		1.96	13.50
Common stock closing price at end of period	$1.13	$2.61		$1.13	$2.61
Common shares outstanding at end of period	21,623,000	17,510,000		21,623,000	17,510,000
Number of common shares used to compute
net loss per share	21,300,000	17,398,000		19,810,000	17,269,000

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
	2010	2010	2010	2009	2009
Condensed summary of financial position:
Total assets	$4,237,588	$4,748,695	$5,064,936	$5,131,940	$5,322,613
Portfolio loans(1)	3,251,942	3,399,814	3,442,355	3,579,000	3,721,146
Deposits(1)	3,796,548	3,959,172	3,969,476	3,942,379	4,068,081
Capitol Bancorp Limited stockholders' equity	47,372	88,297	117,167	161,335	236,385
Total capital	$245,234	$304,104	$342,858	$401,047	$482,455

Key performance ratios:
Net interest margin	3.01%	2.88%	3.03%	3.04%	3.00%
Efficiency ratio	135.55%	127.03%	126.75%	179.40%	117.09%

Asset quality ratios:
Allowance for loan losses / portfolio loans	4.58%	4.44%	3.90%	3.57%	3.01%
Total nonperforming loans / portfolio loans	10.46%	9.93%	8.80%	7.60%	6.68%
Total nonperforming assets / total assets	10.59%	9.86%	8.97%	8.17%	7.50%
Net charge-offs (annualized) / average portfolio loans	4.89%	3.64%	4.25%	5.68%	2.77%
Allowance for loan losses / nonperforming loans	43.74%	44.67%	44.31%	47.04%	45.14%

Capital ratios:
Capitol Bancorp Limited stockholders' equity / total assets	1.12%	1.86%	2.31%	3.14%	4.44%
Total capital / total assets	5.79%	6.40%	6.77%	7.81%	9.06%

(1) Excludes amounts related to operations discontinued in 2010 for dates prior to September 30, 2010.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements include expressions such as "expect," "intend," "believe," "estimate," "may," "will," "anticipate" and "should"
and similar expressions also identify forward-looking statements which are not necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented due to a variety of internal and external factors. Actual results could materially differ from those contained in, or implied by, such statements. Capitol Bancorp Limited undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Supplemental analyses follow providing additional detail regarding Capitol's results of operations, financial position, asset quality and other supplemental data.

CAPITOL BANCORP LIMITED
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
INTEREST INCOME:
Portfolio loans (including fees)	$47,527	$55,640	$144,781	$170,792
Loans held for sale	72	136	194	515
Taxable investment securities	126	89	437	262
Federal funds sold	2	16	10	53
Other	682	439	1,856	1,144
Total interest income	48,409	56,320	147,278	172,766

INTEREST EXPENSE:
Deposits	13,027	18,585	41,648	60,640
Debt obligations and other	4,098	5,756	12,931	17,317
Total interest expense	17,125	24,341	54,579	77,957

Net interest income	31,284	31,979	92,699	94,809

PROVISION FOR LOAN LOSSES	34,160	44,482	126,918	109,402
Net interest income deficiency after
provision for loan losses	(2,876)	(12,503)	(34,219)	(14,593)

NONINTEREST INCOME:
Service charges on deposit accounts	1,071	1,339	3,225	3,922
Trust and wealth-management revenue	960	1,288	3,282	3,811
Fees from origination of non-portfolio residential
mortgage loans	617	624	1,427	2,402
Gain on sale of government-guaranteed loans	901	643	1,508	919
Realized gain (loss) on sale of investment securities
available for sale	(4)	41	10	42
Gain on debt extinguishment			1,255
Other	3,353	939	7,951	3,959
Total noninterest income	6,898	4,874	18,658	15,055

NONINTEREST EXPENSE:
Salaries and employee benefits	18,989	20,705	57,871	68,343
Occupancy	4,103	4,187	12,592	12,613
Equipment rent, depreciation and maintenance	2,369	2,765	7,987	8,806
Costs associated with foreclosed properties and other
real estate owned	14,645	9,577	35,386	17,916
FDIC insurance premiums and other regulatory fees	3,733	3,455	12,136	9,964
Other	7,918	8,068	23,177	19,570
Total noninterest expense	51,757	48,757	149,149	137,212

Loss before income taxes	(47,735)	(56,386)	(164,710)	(136,750)

Income taxes (benefit)	56	66,436	(4,258)	37,268

Loss from continuing operations	(47,791)	(122,822)	(160,452)	(174,018)

Discontinued operations:
Income (loss) from operations of bank subsidiaries sold	268	(206)	854	467
Gain on sale of bank subsidiaries	3,296	1,187	13,379	1,187
Less income tax expense	1,292	6,274	5,159	6,618
Income (loss) from discontinued operations	2,272	(5,293)	9,074	(4,964)

NET LOSS	(45,519)	(128,115)	(151,378)	(178,982)

Net losses attributable to noncontrolling interests in
consolidated subsidiaries	4,758	45,426	21,732	59,315

NET LOSS ATTRIBUTABLE TO CAPITOL BANCORP
LIMITED	$(40,761)	$(82,689)	$(129,646)	$(119,667)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO
CAPITOL BANCORP LIMITED (basic and diluted)	$(1.91)	$(4.75)	$(6.54)	$(6.93)

CAPITOL BANCORP LIMITED
Condensed Consolidated Balance Sheets
(in thousands, except share and per-share data)

	(Unaudited)
	September 30	December 31
	2010	2009
ASSETS

Cash and due from banks	$86,917	$69,190
Money market and interest-bearing deposits	725,141	657,846
Federal funds sold	1,455	4,863
Cash and cash equivalents	813,513	731,899
Loans held for sale	7,736	11,119
Investment securities:
Available for sale, carried at fair value	27,253	39,776
Held for long-term investment, carried at
amortized cost which approximates fair value	3,422	5,791
Total investment securities	30,675	45,567
Federal Home Loan Bank and Federal Reserve
Bank stock (carried on the basis of cost)	22,020	21,646
Portfolio loans:
Loans secured by real estate:
Commercial	1,699,958	1,812,387
Residential (including multi-family)	648,507	679,847
Construction, land development and other land	357,587	444,420
Total loans secured by real estate	2,706,052	2,936,654
Commercial and other business-purpose loans	488,300	580,524
Consumer	32,308	37,336
Other	25,282	24,486
Total portfolio loans	3,251,942	3,579,000
Less allowance for loan losses	(148,777)	(136,184)
Net portfolio loans	3,103,165	3,442,816
Premises and equipment	42,281	44,779
Accrued interest income	11,582	13,893
Goodwill	66,105	66,126
Other real estate owned	108,424	111,102
Recoverable income taxes	1,825	43,763
Other assets	30,262	39,099
Assets of discontinued operations	--	560,131

TOTAL ASSETS	$4,237,588	$5,131,940

LIABILITIES AND EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$648,416	$577,858
Interest-bearing	3,148,132	3,364,521
Total deposits	3,796,548	3,942,379
Debt obligations:
Notes payable and short-term borrowings	144,282	243,747
Subordinated debentures	167,550	167,441
Total debt obligations	311,832	411,188
Accrued interest on deposits and other liabilities	51,524	43,162
Liabilities of discontinued operations	--	501,605
Total liabilities	4,159,904	4,898,334

EQUITY:
Capitol Bancorp Limited stockholders' equity:
Preferred stock (Series A), 700,000 shares authorized
($100 liquidation preference per share); 50,980 shares
issued and outstanding in 2010 (none in 2009)	5,098	--
Preferred stock (for potential future issuance),
19,300,000 shares authorized; none issued and outstanding	--	--
Common stock, no par value, 50,000,000 shares authorized;
issued and outstanding: 2010 - 21,623,056 shares
2009 - 17,545,631 shares	288,031	277,707
Retained-earnings deficit	(245,397)	(115,751)
Undistributed common stock held by employee-benefit trust	(558)	(558)
Fair value adjustment (net of tax effect) for
investment securities available for sale (accumulated
other comprehensive income)	198	(63)
Total Capitol Bancorp Limited stockholders' equity	47,372	161,335
Noncontrolling interests in consolidated subsidiaries	30,312	72,271
Total equity	77,684	233,606

TOTAL LIABILITIES AND EQUITY	$4,237,588	$5,131,940

CAPITOL BANCORP LIMITED
Allowance for Loan Losses Activity

ALLOWANCE FOR LOAN LOSSES ACTIVITY (in thousands):

	Periods Ended September 30
	Three Month Period		Nine Month Period
	2010	2009(1)	2010	2009(1)

Allowance for loan losses at beginning of period	$155,468	$102,535	$136,184	$82,666

Allowance for loan losses of previously-deconsolidated bank subsidiary			1,769

Loans charged-off:
Loans secured by real estate:
Commercial	(21,556)	(5,757)	(47,747)	(11,367)
Residential (including multi-family)	(9,193)	(5,026)	(28,165)	(19,869)
Construction, land development and other land	(6,268)	(11,239)	(28,887)	(24,586)
Total loans secured by real estate	(37,017)	(22,022)	(104,799)	(55,822)
Commercial and other business-purpose loans	(6,950)	(7,149)	(20,706)	(19,164)
Consumer	(875)	(430)	(1,295)	(972)
Other	--	(34)	--	(34)
Total charge-offs	(44,842)	(29,635)	(126,800)	(75,992)
Recoveries:
Loans secured by real estate:
Commercial	754	29	1,495	151
Residential (including multi-family)	1,043	51	1,666	252
Construction, land development and other land	1,743	385	5,349	506
Total loans secured by real estate	3,540	465	8,510	909
Commercial and other business-purpose loans	423	161	2,100	994
Consumer	28	88	96	117
Total recoveries	3,991	714	10,706	2,020
Net charge-offs	(40,851)	(28,921)	(116,094)	(73,972)
Additions to allowance charged to expense (provision for loan losses)	34,160	44,482	126,918	109,402

Allowance for loan losses at end of period	$148,777	$118,096	$148,777	$118,096

Average total portfolio loans for the period	$3,338,447	$3,797,021	$3,439,705	$3,911,639

Ratio of net charge-offs (annualized) to average portfolio loans outstanding	4.89%	3.05%	4.50%	2.52%

(1)	Excludes amounts related to operations discontinued in 2010.

CAPITOL BANCORP LIMITED
Asset Quality Data

ASSET QUALITY (in thousands):

	September 30 2010	June 30 2010(1)	March 31 2010(1)	December 31 2009(1)
Nonaccrual loans:
Loans secured by real estate:
Commercial	$161,371	$161,996	$151,615	$129,401
Residential (including multi-family)	65,480	57,095	63,356	55,347
Construction, land development and other land	78,697	92,053	80,161	81,261
Total loans secured by real estate	305,548	311,144	295,132	266,009
Commercial and other business-purpose loans	30,065	30,494	27,102	23,063
Consumer	725	1,463	495	335
Total nonaccrual loans	336,338	343,101	322,729	289,407

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	2,523	5,544	5,796	6,234
Residential (including multi-family)	855	2,508	768	228
Construction, land development and other land	18	2,113	3,035	3,713
Total loans secured by real estate	3,396	10,165	9,599	10,175
Commercial and other business-purpose loans	387	1,344	2,101	1,546
Consumer	38	32	12	534
Total past due loans	3,821	11,541	11,712	12,255

Total nonperforming loans	$340,159	$354,642	$334,441	$301,662

Real estate owned and other repossessed assets	108,425	108,633	109,702	111,167

Total nonperforming assets	$448,584	$463,275	$444,143	$412,829

(1)	Excludes amounts related to operations discontinued in 2010.

CAPITOL BANCORP LIMITED
Selected Supplemental Data

EPS COMPUTATION COMPONENTS (in thousands):

	Periods Ended September 30
	Three Month Period		Nine Month Period
	2010	2009	2010	2009

Numerator—net loss attributable to Capitol Bancorp Limited for the period	$(40,761)	$(82,689)	$(129,646)	$(119,667)

Denominator:
Weighted average number of common shares outstanding, excluding unvested restricted shares of common stock (denominator for basic and diluted earnings per share)	21,300	17,398	19,810	17,269

Number of antidilutive stock options excluded from diluted net loss per share computation	1,922	2,375	1,922	2,375

Number of antidilutive unvested restricted shares excluded from diluted net loss per share computation	318	109	318	109

Number of antidilutive warrants excluded from diluted net loss per share computation	76	76	76	76

AVERAGE BALANCES (in thousands):

	Periods Ended September 30
	Three Month Period		Nine Month Period
	2010	2009	2010	2009

Portfolio loans	$3,338,447	$3,797,021	$3,439,705	$3,911,639
Earning assets	4,163,225	4,527,974	4,247,299	4,536,078
Total assets	4,524,205	5,730,665	4,829,078	5,722,755
Deposits	3,899,835	4,051,104	3,942,541	4,038,323
Capitol Bancorp Limited stockholders' equity	72,792	313,260	112,103	329,869

Capitol Bancorp’s National Network of Community Banks

Arizona Region:
Bank of Tucson	Tucson, Arizona
Central Arizona Bank	Casa Grande, Arizona
Southern Arizona Community Bank	Tucson, Arizona
Sunrise Bank of Albuquerque	Albuquerque, New Mexico
Sunrise Bank of Arizona	Phoenix, Arizona

California Region:
Bank of Feather River	Yuba City, California
Sunrise Bank	San Diego, California

Colorado Region:
Mountain View Bank of Commerce	Westminster, Colorado

Great Lakes Region:
Bank of Maumee	Maumee, Ohio
Bank of Michigan	Farmington Hills, Michigan
Capitol National Bank	Lansing, Michigan
Evansville Commerce Bank	Evansville, Indiana
Indiana Community Bank	Goshen, Indiana
Michigan Commerce Bank	Ann Arbor, Michigan

Midwest Region:
Summit Bank of Kansas City	Lee’s Summit, Missouri

Nevada Region:
1st Commerce Bank	North Las Vegas, Nevada
Bank of Las Vegas	Las Vegas, Nevada

Northwest Region:
Bank of the Northwest	Bellevue, Washington
High Desert Bank	Bend, Oregon

Southeast Region:
Community Bank of Rowan	Salisbury, North Carolina
First Carolina State Bank	Rocky Mount, North Carolina
Pisgah Community Bank	Asheville, North Carolina
Sunrise Bank	Valdosta, Georgia

Texas Region:
Bank of Fort Bend	Sugar Land, Texas
Bank of Las Colinas	Irving, Texas